Exhibit 99.1

ChemoCentryx Reports Second Quarter 2019 Financial Results and Recent Highlights

— Topline data from pivotal ADVOCATE Phase III trial of C5a receptor inhibitor avacopan in ANCA Vasculitis on track for Q4 2019 —

— Completed enrollment in LUMINA 1 Phase II trial of CCR2 inhibitor CCX140 in Focal Segmental Glomerulosclerosis (FSGS) —

— Advancing three additional clinical trials; plan to release topline data from five clinical trials over the next 18 months —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., August 5, 2019 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the second quarter ended June 30, 2019 and provided an overview of the Company’s recent corporate highlights.

“Strong momentum is with us as we move closer to our goal of releasing topline data from no fewer than five clinical trials over the next 18 months,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “First and foremost, we look forward to announcing topline results from the pivotal ADVOCATE Phase III trial of avacopan in ANCA-associated vasculitis in the fourth quarter of this year. The ADVOCATE trial is based on a wealth of data from well controlled pharmacological and clinical studies, including the successful multi-center, placebo controlled CLEAR and CLASSIC Phase II clinical trials. That foundation provides the basis for optimism that avacopan will provide much needed relief for ANCA patients.”

“Recently we reached another milestone by completing patient enrollment in our LUMINA 1 trial of our second drug candidate, CCX140, in patients with primary FSGS, and we expect to release topline data in the first half of the coming year.”

“Rounding out the pipeline readout roster through the coming year, our clinical trials of avacopan in C3 glomerulopathy and hidradenitis suppurativa, along with our LUMINA 2 trial of CCX140 in patients with nephrotic proteinuria primary FSGS, are also enrolling well. We expect to release top line data from these three clinical trials during the course of 2020.”

“We continue to execute on our 2019 goals, fortified by our strong financial position. In short, we have the people, the assets, and the experience to deliver real value to investors and patients alike, as I believe this important time in our history will now begin to reveal.”

Recent Highlights

•	Remained on track for Q4 topline data from the ADVOCATE global Phase III trial of avacopan in 331 patients with ANCA-associated Vasculitis.

•

Completed patient screening in the Company’s LUMINA 1 Phase II randomized clinical trial of CCX140, an inhibitor of the chemokine receptor known as CCR2, in patients with sub-nephrotic primary Focal Segmental Glomerulosclerosis (FSGS), another rare kidney disease. The last patient is expected to be randomized in mid-August and top line data anticipated in the first half of 2020. The single-arm, open label LUMINA 2 study continues to enroll, evaluating CCX140 in patients with the rarer and more severe nephrotic proteinuria primary FSGS.

•

ACCOLADE Phase II clinical trial of avacopan in patients with the rare kidney disease C3 Glomerulopathy (C3G, a devastating and expensive kidney disease with no approved effective treatment), reached fifty percent in overall enrollment and nearly 100% in the first stratum of patients with high levels of activated complement in the blood.

•

Acceleration in site activation and patient enrollment in the Company’s AURORA Phase IIb clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS), with over 50% sites now activated and approximately 25% patients enrolled to date.

First Quarter 2019 Financial Results

Revenue was $7.2 million for the second quarter of 2019, compared to $15.0 million for the same period in 2018. Revenue is recognized based on the proportionate amount of costs incurred as a percentage of total budgeted costs to fulfill the performance obligations under the Company’s avacopan and CCX140 commercialization agreements with Vifor Pharma. The decrease from 2018 to 2019 was primarily due to a higher proportion of avacopan related costs relative to budgeted costs incurred in 2018.

Research and development expenses were $17.6 million for the second quarter of 2019, compared to $17.8 million for the same period in 2018. Expenses decreased in 2019 for the avacopan ADVOCATE Phase III pivotal trial as the study was fully enrolled in 2018, while Phase II clinical expenses increased primarily due to patient enrollment of the avacopan AURORA Phase II clinical trial in patients with HS and the two CCX140 LUMINA Phase II clinical trials in patients with FSGS.

General and administrative expenses were $5.6 million for the second quarter of 2019, compared to $4.7 million for the same period in 2018. The increase from 2018 to 2019 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the second quarter of 2019 was $15.2 million, compared to $6.9 million for the same period in 2018.

Total shares outstanding at June 30, 2019 were approximately 58.2 million shares.

Cash, cash equivalents and investments totaled $223.1 million at June 30, 2019. The Company expects to utilize cash and investments in the range of $70.0 million to $80.0 million in 2019.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 5, 2019 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 7548439. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when clinical data might become available or be released, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2019 will fall within the projected range and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$7,173	$15,022	$15,500	$24,568

Total revenue	7,173	15,022	15,500	24,568
Operating expenses:
Research and development	17,624	17,759	32,978	32,501
General and administrative	5,570	4,748	11,071	9,408

Total operating expenses	23,194	22,507	44,049	41,909

Loss from operations	(16,021)	(7,485)	(28,549)	(17,341)
Total other income, net	871	611	1,450	1,050

Net loss	$(15,150)	$(6,874)	$(27,099)	$(16,291)

Basic and diluted net loss per common share	$(0.26)	$(0.14)	$(0.49)	$(0.33)

Shares used to compute basic and diluted net loss per common share	58,056	49,542	55,226	49,198

			June 30,	December 31,
			2019	2018
			(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments			$223,123	$176,984
Working capital			145,341	116,988
Total assets			229,811	183,310
Long-term debt, net			19,738	19,689
Accumulated deficit			(401,596)	(374,497)
Total stockholders’ equity			71,460	14,738